Exhibit (d)(5)

CONFIDENTIAL

May 28, 2015

Gentlemen:

You have requested information concerning Adept Technology, Inc. and/or its subsidiaries, affiliates or divisions (collectively, the “Company”) in connection with your consideration of a possible negotiated strategic transaction (the “Transaction”) between you and the Company.

1.             Confidentiality. In consideration for, and as a condition of, such information being furnished to you and your directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants and any representatives of such advisors), representatives, investment bankers and affiliates (collectively, with respect to you or the Company, “Representatives”), you agree to treat any and all non-public information concerning the Company furnished to you or your Representatives on or after the date of this letter agreement (the “Agreement”) (regardless of the manner or form in which it is furnished, including without limitation all written, oral and electronic communications), together with any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, based upon or derived from such information, in whole or in part (collectively, the “Evaluation Material”), in accordance with the provisions of this Agreement.  The term “Evaluation Material” does not include information that (i) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives, (ii) was within your or your Representatives possession on a non-confidential basis prior to its being furnished to you by or on behalf of the Company, (iii) is received from a source other than the Company or any of its Representatives or (iv) is independently developed by you or your Representatives without the use of or reference to any Evaluation Material; provided, that in the case of (ii) and (iii) above, the source of such information was not known by you to be bound by a confidentiality agreement or other confidentiality obligation with the Company with respect to such information.

2.             Use of Information.  You hereby agree that you will, and you will direct your Representatives to, (a) use the Evaluation Material solely for the purpose of evaluating, negotiating and potentially consummating the Transaction and not for any other purpose, (b) keep the Evaluation Material confidential and (c) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of evaluating, negotiating or consummating the Transaction, (ii) who are informed by you of the confidential nature of such information and (iii) who are directed by you to act in accordance with the terms of this Agreement to the same extent as if they were parties hereto.  Each party will be responsible for any breach of this Agreement by any of its Representatives.

3.             Confidentiality of Negotiations.  You agree that you will not, and will direct your Representatives not to, without the prior written consent of the Company,

disclose to any person that any Evaluation Material exists. Each party agrees that it will not and will direct its Representatives not to, without the prior written consent of the other party, disclose that Evaluation Material has been made available to you, that discussions or negotiations are or have been taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, including the status or timing thereof (the foregoing information collectively, “Transaction Information”); provided, however, that each party may make such disclosure if (a) such party has been advised by its outside legal counsel that such disclosure is required by applicable law, regulation or legal process (including the regulations of any securities exchange), (b) such party limits the disclosure to only that information required to be disclosed, (c) to the extent reasonably practicable under the circumstances and permitted by applicable law, regulation or legal process (including the regulations of any securities exchange), such party consults with the other party prior to making such disclosure, and (d) neither such party nor its Representatives have taken any actions, outside of the ordinary course of business, to cause such disclosure to be required.

4.             Third Party Requests to Disclose Information.  In the event that you or any of your Representatives is legally required, as advised by its outside legal counsel, to disclose any Evaluation Material, or that either party or any of its Representatives is legally required, as advised by its outside legal counsel, to disclose any Transaction Information, in each case, pursuant to a subpoena, court order, civil investigative demand or similar judicial process or similar request issued by a court or by a governmental or regulatory authority, such party will promptly notify the other party of the existence, terms and circumstances surrounding such request, so that the other party may seek (at such other party’s expense) a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement.   Each party agrees to reasonably cooperate with the other party (at such other party’s expense) in connection with seeking any such order or other appropriate remedy.  If and to the extent, in the absence of a protective order or the receipt of a waiver by the other party, the disclosing party is legally required, as advised by its outside legal counsel, to disclose any Evaluation Material or Transaction Information to any court or governmental or regulatory authority, the disclosing party will only disclose that portion of the Evaluation Material or Transaction Information that such counsel advises is legally required to be disclosed and shall use reasonable efforts (at the expense of the other party) to obtain reliable assurances that confidential treatment will be accorded to any Evaluation Material or Transaction Information that the disclosing party is so required to disclose in accordance with the terms of this Agreement.

5.             Communications Protocols.  Other than in the ordinary course of business and unrelated to the Transaction, neither you nor your Representatives will initiate or maintain contact with the Company regarding the business, operations, prospects or finances of the Company, except with the express permission of the Company.  The Company will arrange for appropriate contacts for due diligence purposes.  You will submit all (a) communications regarding the Transaction, (b) requests for additional information regarding the Transaction, (c) requests for facility tours or management meetings in connection with the Transaction, and (d) questions regarding procedures with respect to the Transaction only to persons specifically designated by the Company for that purpose.

6.             Non-Solicit.  For a period of one year after the date hereof, you will not employ or solicit for employment (including as an independent contractor) any officer or employee of the Company (a) about whom you receive Evaluation Material or (b) of whom you become aware as part of your evaluation of the Transaction; provided, however, that the foregoing provisions will not prevent you from soliciting or employing any such person (i) who contacts you in response to general advertisements in periodicals including newspapers and trade publications, or (ii) who contacts you in response to a general solicitation by an employee search firm not targeted at the Company’s officers or employees.

7.             No Financing Source Lock-Up Arrangements.   You will not enter into any written agreement with any potential financing source or sources that expressly prohibits such financing source or sources from providing financing or other assistance to any other party in connection with the Transaction.  You also represent that you have not entered into such an agreement prior to the date hereof.

8.             Termination of Interest; Return or Destruction of Evaluation Material. If you determine not to proceed with the Transaction, you will promptly notify Rob Cain, the Chief Executive Officer of that decision. In that case, or at any time upon the request of the Company for any reason, you will either (a) promptly destroy all copies of the Evaluation Material in your possession and direct your Representatives to destroy all copies of the Evaluation Material in their possession (including expunging all Evaluation Material from any computer or other storage media or device containing such information, provided that neither you nor your Representatives will be required to expunge any system back-up media such as copies of any computer records or files containing Evaluation Material which have been created pursuant to automatic archiving or back-up procedures on secured central storage servers and which cannot reasonably be expunged) or (b) promptly deliver to the Company at your own expense all remaining copies of the Evaluation Material in your possession and direct your Representatives to promptly deliver to the Company at their own expense all remaining copies of the Evaluation Material in their possession.   In addition, you agree promptly to confirm to the Company that you have complied with your obligations under this paragraph.  Notwithstanding the return or destruction of the Evaluation Material, you will continue to be bound by your confidentiality and non-use obligations hereunder with respect to such Evaluation Material.

9.             Restrictions on Trading.  Each party hereby acknowledges that such party is aware, and that such party will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States and Japanese securities laws prohibit any person who is in possession of material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the other party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

10.          Non-Reliance.   Each party understands and acknowledges that neither the other party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, the Transaction Information or any other information furnished to the other party pursuant to this

Agreement.  Each party agrees that neither the other party nor any of its Representatives shall have any liability to such party or to any of its Representatives relating to or resulting from the use of the Evaluation Material, the Transaction Information, any other information furnished to such party pursuant to this Agreement or any errors therein or omissions therefrom.  Only those representations or warranties that are made in a Definitive Agreement (as defined in the next sentence) regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.  The term “Definitive Agreement” means a written contract executed by all parties thereto for the Transaction, which contract binds the parties thereto to close the Transaction, subject only to such conditions to closing as may be negotiated between the parties thereto, and does not include the non-binding provisions of an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid.

11.                               No Obligations.

(a)           Each party understands and agrees that no contract or agreement providing for the Transaction between them shall be deemed to exist between them unless and until a Definitive Agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract and tortious interference claims) in connection with the Transaction unless and until the parties shall have entered into a Definitive Agreement.  Each party also agrees that unless and until a Definitive Agreement regarding the Transaction between them has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement except for the matters specifically agreed to herein.  You further acknowledge and agree that (i) the Company and its Representatives will be free to conduct the process, if any, for the Transaction as it in its sole discretion determines (including, without limitation, negotiating with any prospective buyer(s) and entering into a Definitive Agreement without prior notice to you) and (ii) any procedures relating to entering into the Transaction may be changed at any time without notice to you.

(b)           The Company reserves the right at any time, in its sole discretion, for any reason or no reason, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, terminate discussions and negotiations with you, and refuse to provide any further access to the Evaluation Material. All Evaluation Material shall remain the property of the Company.  No rights to use, license or otherwise exploit any Evaluation Material are granted to you or any of your Representatives, by implication or otherwise, except for the right to consider such Evaluation Material for the limited purposes explicitly provided by this Agreement.  Neither you nor any of your Representatives shall by virtue of our disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company.

12.          Standstill.

(a)           From the date hereof until 5:00 p.m., Pacific time, on the date one year after the date of this Agreement (or such earlier date as an event set forth in the subsequent paragraph shall occur) (such period, the “Restricted Period”), unless you shall have been specifically invited in writing by the Company, you and/or your affiliates will not, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its affiliates, including rights or options to acquire such ownership or any other securities, rights or interests, including without limitation, options, swaps, derivatives or convertibles or other similar instruments, whether real or synthetic, that give you the right to vote or to direct the voting of any securities of the Company or otherwise convey the economic interest of beneficial ownership of any securities of the Company; (B) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (C) any recapitalization , restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (D) any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) or consents to vote any voting securities of the Company or any of its affiliates; (ii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company or any of its affiliates or otherwise act in concert with any person in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek to control or change the management, Board of Directors or governing instruments of the Company or any of its affiliates; or (iv) make any public disclosure, or take any action that would force (based on the advice of outside legal counsel) the Company, any of its affiliates or any other person to make any public disclosure, with respect to the matters set forth in this Agreement. Notwithstanding the foregoing, the restrictions set forth in this paragraph shall not apply after the occurrence of any event set forth in the next paragraph.

(b)           The provisions of the foregoing paragraph shall no longer be in force and effect if, after the date of this Agreement, (i) any person (A) becomes the beneficial owner of 20% or more of the outstanding equity securities of the Company entitled to vote in the normal course in the election of the Company’s Board of Directors (“Equity Securities”) or (B) commences a tender or exchange offer which, if consummated, would make such person (or any of its affiliates) the beneficial owner of 25% or more of the Equity Securities and the Board of Directors of the Company does not, within 10 business days after the commencement of such offer (or at any time thereafter at which it publicly takes a position with respect to such offer), recommend against stockholders tendering their shares in such offer or (ii) the Company enters into a definitive agreement with a third party to effectuate (A) a sale of 20% or more of the consolidated assets of the Company and its wholly-owned subsidiaries or (B) a transaction not covered by the foregoing clause (A) that, in whole or in part, requires the approval of the Company’s stockholders (a “Business Combination”), unless in the case of the Business Combination, it can be determined (based on information publicly available at the time of announcement of the entering into of such agreement) that, immediately following such Business Combination, at least 70% of the Equity Securities of either (1) the corporation resulting from such Business Combination (the “Surviving Corporation”) or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding Equity Securities of the Surviving Corporation, will be represented by the Equity Securities that were outstanding immediately prior to such Business Combination (or, if applicable, will be represented by shares into which such Equity Securities were converted pursuant to such Business Combination).

13.          Privilege; Joint Defense.  To the extent that any Evaluation Material, Transaction Information or any other information furnished by or on behalf of any party pursuant to this Agreement may include materials or information subject to the attorney client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Evaluation Material, Transaction Information and any other information furnished by or on behalf of any party pursuant to this Agreement that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

14.          Specific Performance.  Each party acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement by such party or any of its Representatives and each party consents to a court of competent jurisdiction entering an order finding that the other party has been irreparably harmed as a result of any such breach and to the granting of injunctive relief as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by a party of this Agreement but shall be in addition to all other remedies available at law or equity to the other party.

15.          Governing Law; Jurisdiction.

(a)           This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to its conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York).

(b)           Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement.  Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein shall be effective service of process for any action, suit or proceeding brought against either party in any such court and the parties further waive any argument that such service is insufficient.  Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

16.          Miscellaneous.

(a)           The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

(b)           No provision in this Agreement can be waived or amended except by the written consent of the party entitled to enforce such provision.  Any attempted waiver or modification in violation of this provision shall be void.

(c)           It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(d)           The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

(e)           This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

(f)            This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by either party without the express written consent of the other party.

17.          Legal Representation.  You acknowledge and agree that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) may represent the Company (and/or affiliates of the Company) with respect to the Transaction and any dispute or proceeding arising in connection therewith, including under this Agreement, and you hereby consent to such representation and waive any conflict that may result therefrom, even if Gibson Dunn currently represents you and/or has in the past represented you on issues relating to the

Transaction or any other matter.

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Adept Technology, Inc.

		By:	/s/ Rob Cain
Name: Rob Cain
Title: Chief Executive Officer

Accepted and agreed as of the date first written above:

By:	/s/ Allen Vail
Name: Allen Vail
Title: Vice President - Finance